Exhibit 99.1

Contact:	Meghan Dalton	John Allen
	Intersil Investor Relations	Intersil Public Relations
	Tel: (321) 729-5738	Tel: (321) 729-4928
	E-Mail: mdalton@intersil.com	E-Mail: jallen02@intersil.com

Intersil Corporation Reports Increased Second Quarter 2004

Revenue and Earnings; Declares Quarterly Dividend

— Increases revenue and income from prior year and the first quarter

— Reaches record gross margin of 57.3%

— Reports successful vote of Xicor shareholders

Milpitas, Calif., July 29, 2004 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the second quarter ended July 2, 2004. Net revenue was $144.2 million, an increase of 5% from the first quarter of 2004 and 15% from the second quarter of 2003. On a generally accepted accounting principles (GAAP) basis, net income was $27.2 million or $0.19 per diluted share of common stock for the second quarter of 2004. This compares to net income of $27.3 million or $0.19 per diluted share for the first quarter of 2004 and net income from continuing operations of $17.5 million or $0.12 per diluted share for the second quarter of 2003.

In addition to GAAP reporting, Intersil reports operating and net income or loss, as well as earnings per share, on a non-GAAP basis. This non-GAAP earnings information excludes amortization of intangibles and other unusual items, such as gains or losses on strategic investments or exited product groups, impairment and restructuring costs and related tax effects. Intersil believes this non-GAAP earnings information provides meaningful insight into the company’s ongoing performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the company’s operations and to determine incentive compensation. A reconciliation between GAAP and non-GAAP net income is included in the tables below.

Non-GAAP net income for the second quarter was $27.9 million or $0.20 per diluted share of common stock. This compares to non-GAAP net income of $26.4 million or $0.19 per diluted share for the first quarter of 2004 and $20.1 million or $0.14 per diluted share for the second quarter of 2003.

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Intersil Second Quarter Earnings, Page Two

“We had a strong second quarter with growth in revenue, gross margins and income,” said Rich Beyer, Intersil’s president and CEO. “Our gross margins reached a record level, as we further demonstrated our commitment to continued growth in profitability. We experienced strong demand for our general purpose standard products throughout the second quarter, especially those targeting the communications market. We’re excited about our design win successes across all product areas, as we believe they will drive continued growth for Intersil.”

Intersil’s second quarter sales remain well balanced across four high growth end markets: high-end consumer (19% of sales), computing (23%), industrial (27%) and communications (31%). Gross margins improved again in the second quarter to 57.3%, driven primarily by strong growth from the company’s general-purpose standard products. Intersil generated over $26 million in cash flow from operations and exited the quarter with $963 million in cash and marketable investments.

As a result of Intersil’s continued profitability, strong balance sheet position and business outlook, the company’s board of directors has declared a quarterly dividend of $0.03 per share of common stock. Payment of the dividend will be made on August 27, 2004 to shareholders of record as of the close of business on August 17, 2004. During the quarter, the company bought back approximately $18 million, or 0.9 million shares of stock, under its previously announced stock repurchase program.

Strategic Updates

After a successful shareholder vote earlier today, in which 96% of Xicor, Inc. voting shareholders approved the transaction, Intersil’s acquisition of Xicor is expected to be completed today. The two companies have been working together to ensure a smooth integration and are confident that Intersil can achieve significant cost and revenue synergies through the business combination. This acquisition advances Intersil’s position as a high performance analog leader and significantly expands its portfolio of general purpose standard analog products.

Intersil also announced earlier this month that it has taken strategic actions to consolidate activities and streamline costs in its manufacturing and support functions. These actions, which are not reflected in this quarter’s results, will enable the company to invest additional resources in activities that will drive growth, such as research and development and field sales efforts. Intersil expects to realize annualized savings of approximately $14 million from the elimination of approximately 200 manufacturing and support positions. A significant portion of these savings will be reinvested through accelerated staffing in the engineering and sales roles, as well as opening new sales and technology centers in targeted geographies.

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Intersil Second Quarter Earnings, Page Three

Business Outlook

Looking ahead, Beyer said, “Based on continued demand for our industry leading products, primarily in the computing and high end consumer markets, as well as the addition of Xicor to our business, we now expect our third quarter revenue to grow to between $154 million and $160 million. This includes Xicor revenues for approximately two thirds of the quarter. We anticipate continued improvement in our gross margins and expect earnings per share to increase to approximately $0.22.”

“Intersil is making great strides as a high performance analog company, developing record levels of new products that target high growth end markets. More importantly, we’re translating that effort into consistent revenue growth and significant improvements in our operating model. We grew our net income even faster than revenue again this quarter, and we are working diligently to ensure that trend continues.” Concluded Beyer, “We are very excited about the addition of the Xicor team to Intersil. We believe this further solidifies Intersil as a high performance analog leader and we’re looking forward to continued success as a combined company.”

Investors and interested parties within the United States may listen to the Intersil conference call today at 1:45 p.m. PT/4:45 p.m. ET by dialing (877) 915-2768 and providing the operator with the pass code INTERSIL. International callers may connect to the call by dialing (773) 756-4619. A replay of the Intersil conference call will be available for one week beginning on July 29 at 6:00 p.m. PT/9:00 p.m. ET by calling (888) 567-0490 in the US or (402) 998-1846 internationally. No confirmation code is required for the replay. A live webcast will also be available on Intersil’s Investor Relations homepage at http://www.intersil.com/investor. A replay will be available until August 6, 2004. A copy of this press release may be found on Intersil’s website at http://www.intersil.com/cda/pressroom.

About Intersil

Intersil Corporation, a NASDAQ-100 Index company, is a leader in the design and manufacture of high performance analog semiconductors. The company’s products address three of the industry’s fastest growing markets: flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at www.intersil.com.

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Intersil First Quarter Earnings, Page Four

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

Intersil Corporation

Income Statement

(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	Jul 2, 2004	Jul 4, 2003	Jul 2, 2004	Jul 4, 2003
Net sales	$144.2	$125.5	$281.6	$241.1
Cost of product sales	61.6	55.5	120.7	105.3

Gross margin	82.6	70.0	160.9	135.8

Expenses and other income
Research and development	26.8	22.9	51.4	43.9
Selling, general & administrative	22.1	22.3	43.7	44.6
Amortization of unearned compensation	1.6	2.9	3.1	6.3
Intangible amortization	1.2	1.8	2.4	3.5
Impairment of long-lived assets	—	—	27.0	—
Restructuring and severance related expenses	—	—	—	1.3
(Gain) on sale of certain operations disposed of during 2001	—	—	—	(1.4)

Operating income	30.9	20.1	33.3	37.6
Gain on investment securities	—	0.6	3.8	0.6
Interest income, net	3.5	2.0	6.6	4.1

Income from continuing operations before taxes	34.4	22.7	43.7	42.3
Income tax provision (benefit)	7.2	5.2	(6.6)	10.4

Income from continuing operations	27.2	17.5	50.3	31.9
Income (loss) from operations of discontinued Wireless Networking product group	—	(7.8)	6.9	(8.9)
Income tax provision (benefit) from discontinued operations	—	10.5	2.6	10.0

Income (loss) from discontinued operations	—	(18.3)	4.3	(18.9)

Net income	$27.2	$(0.8)	$54.6	$13.0

Earnings (loss) per share
Basic
Continuing operations	$0.20	$0.12	$0.37	$0.23
Discontinued operations	—	(0.13)	0.03	(0.14)

Net income (loss) per share	$0.20	$(0.01)	$0.40	$0.09

Diluted
Continuing operations	$0.19	$0.12	$0.36	$0.22
Discontinued operations	—	(0.13)	0.03	(0.13)

Net income (loss) per share	$0.19	$(0.01)	$0.39	$0.09

Weighted average shares
Basic	137.6	136.9	137.8	136.9

Diluted	139.9	141.2	140.1	141.0

Intersil Corporation

Financial Summary (Non-GAAP)

(In millions, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	Jul 2, 2004	Jul 4, 2003	Jul 2, 2004	Jul 4, 2003
Net sales	$144.2	$125.5	$281.6	$241.1

Gross margin	$82.6	$70.5	$160.9	$136.8
% of Sales	57.3%	56.2%	57.1%	56.7%

Research and development	$26.8	$22.9	$51.4	$43.9
Selling, general & administrative	22.1	22.3	43.7	44.6

Operating Income	$33.7	$25.3	$65.8	$48.3
% of Sales	23%	20%	23%	20%

Interest income	$3.5	$2.0	$6.6	$4.1

Pretax Income	$37.2	$27.3	$72.4	$52.4

Net income	$27.9	$20.1	$54.3	$38.0
% of Sales	19%	16%	19%	16%

Earnings Per Share
Basic	$0.20	$0.15	$0.39	$0.28
Diluted	$0.20	$0.14	$0.39	$0.27

Weighted Average Shares
Basic	137.6	136.9	137.8	136.9
Diluted	139.9	141.2	140.1	141.0

NOTE: This financial summary excludes amortization of intangibles and unearned compensation,

unusual items, and income from discontinued operations. These adjustments are included in the

Financial Bridge table.

Financial Bridge GAAP to Non-GAAP Continuing Operations

(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	Jul 2, 2004	Jul 4, 2003	Jul 2, 2004	Jul 4, 2003
Net income (loss) on GAAP basis:	$27.2	$(0.8)	$54.6	$13.0

Amortization of intangible assets and unearned compensation*	2.8	5.2	5.5	10.8
Impairment of long-lived assets	—	—	27.0	—
Restructuring & severance related expenses	—	—	—	1.3
(Gain) on investments	—	(0.6)	(3.8)	(0.6)
(Gain) on sale of operations disposed of during 2001	—	—	—	(1.4)
(Gain)/Loss from discontinued operations	—	7.8	(6.9)	8.9
Associated tax effects	(2.1)	8.5	(6.4)	6.0
Tax gain resulting from audit settlement	—	—	(15.7)	—

Net income on Non-GAAP basis:	$27.9	$20.1	$54.3	$38.0

Diluted adjusted Non-GAAP earnings per share	$0.20	$0.14	$0.39	$0.27

Diluted weighted average common shares outstanding	139.9	141.2	140.1	141.0

*	Includes $.5M and $1.0M of unearned compensation included in cost of sales on the GAAP income statement, respectively, in the three and six month periods ended Jul 4, 2003.

Intersil Corporation

Balance Sheets

(In millions)

	Jul 2, 2004	Jan 2, 2004
Assets
Current Assets
Cash & short-term investments	$704.9	$819.5
Trade receivables, net	84.5	76.7
Inventories, net	93.8	83.6
Prepaid expenses and other current assets	17.3	10.5
Deferred income taxes	26.2	39.8

Total Current Assets	926.7	1,030.1
Other Assets
Property, plant & equipment, net	112.2	153.4
Intangible assets	1,090.6	1,090.9
Deferred income taxes	11.7	9.6
Held-to-maturity investments	257.7	156.7
Other	12.6	8.1

Total Other Assets	1,484.8	1,418.7

Total Assets	$2,411.5	$2,448.8

Liabilities and Shareholders’ Equity
Current Liabilities
Trade account payables	$20.9	$20.8
Income taxes payable	46.1	84.0
Deferred revenue	10.1	12.1
Other accrued items	70.8	79.8

Total Liabilities	147.9	196.7

Total Shareholders’ Equity	2,263.6	2,252.1

Total Liabilities and Shareholders’ Equity	$2,411.5	$2,448.8